Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Heather Browne
September 10, 2008	Director, Communications
713-753-3775
heather.browne@kbr.com

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082
investors@kbr.com

KBR Awarded Contract by ADA-ES, Inc.

to Build Premier Activated Carbon Plant

HOUSTON – KBR (NYSE: KBR) announced today that a division of its Services Business Unit, BE&K, has been awarded a contract by ADA-ES, Inc. (NASDAQ:ADES) for the construction of its Red River Activated Carbon Plant located in Red River Parish, Louisiana. The contract is valued at more than $232 million.

Under the contract, BE&K will provide full engineering, procurement and construction (EPC) services for ADA’s newest plant. Work on the project will begin immediately. The award marks the third major contract award for KBR Services since its acquisition of BE&K in July 2008.

“This award allows KBR to showcase its expertise in the reduction of air emissions from coal fired power plants, a market which is anticipated to grow exponentially in the future,” said David Zimmerman, President of KBR Services. “The partnership between KBR and ADA-ES allows leaders in their respective industries to come together to build a premier, environmentally acceptable facility in an emerging market.”

ADA-ES is a leader in clean coal technology and associated specialty chemicals. The company develops and implements proprietary environmental technology and specialty chemicals that enable coal-fueled power plants to enhance existing air pollution control equipment, maximize capacity and improve operating efficiencies.

BE&K, a division of KBR Inc., offers a full spectrum of construction, engineering, and maintenance services to clients in capital-intensive industries worldwide.

KBR is a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. The company offers a wide range of services through its Downstream, Government and Infrastructure, Services, Technology, Upstream and Ventures business segments. For more information, visit www.kbr.com.